EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Doane Pet Care Company:
We consent to the use of our report dated March 30, 2005 with respect to the consolidated balance sheets of Doane Pet Care Company and subsidiaries as of January 3, 2004 and January 1, 2005, and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended January 1, 2005, included in this Amendment No. 1 to the Registration Statement on Form S-4 and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 30, 2005 contains explanatory paragraphs that state that the Company restated its previously issued fiscal 2003 consolidated financial statements and adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective January 4, 2004.
/s/ KPMG LLP
Nashville, Tennessee
February 1, 2006